EXHIBIT 3.170

ARTICLES OF INCORPORATION OF RUM CREEK SYNFUEL COMPANY

The undersigned, acting as incorporator of a corporation under Section 27, Article 1, Chapter 31 of the Code of West Virginia adopts the following Articles of Incorporation for such corporation, FILED IN DUPLICATE:

I. The undersigned agrees to become a corporation by the name of Rum Creek Synfuel Company.

II. The existence of this Corporation is to be perpetual.

III. The purpose or purposes for which this corporation is formed are as follows:

1. To buy, sell, produce, process, handle, transport and deal in coal-based synfuel and the marketing of coals, coal-based synfuels and products of coal and coal-based synfuels of all kinds;

2. To borrow or raise money for the foregoing purposes of the corporation; and for such purposes in order to secure the same and interest thereon, mortgage and deed in trust all or any part of the property, corporeal or incorporeal rights, or franchise of this corporation, now owned or hereafter acquired;

3. Generally to carry out all acts necessary, incident or related to the foregoing purposes; and

4. To conduct any other activities, operations or business, of whatever kind or nature, permitted by law.

IV. The address of the principal office of said corporation shall be located at P. O. Box 484, Omar, West Virginia 25638.

The full name and address of the appointed person to whom notice of process may be sent is Roger L. Nicholson, 4 North Fourth Street, Richmond, Virginia 23219.

V. The number of directors constituting the initial Board of Directors of the Corporation shall be two, and the names and addresses of said persons who shall serve as the initial Directors until the first annual meeting of shareholders or until their successors are elected and qualified are:

H. Drexel Short

P. O. Box 1951

Charleston, West Virginia 25327

Bennett K. Hatfield

P. O. Box 26765

Richmond, Virginia 23261

VI. The full name and address of the incorporator is:

John M. Poma, Esq.

4 N. Fourth Street

Richmond, Virginia 23219

VII. The amount of the total authorized capital stock of said Corporation shall be One Thousand Dollars ($1,000.00), which shall be divided into one hundred (100) shares of the par value of Ten Dollars ($10.00) each.

VIII. No shareholder or other person shall have any pre-emptive right whatsoever.

IX. Provisions for the regulation of the internal affairs of the corporation are:

1. The Corporation shall indemnify each member of the Board and each officer of the Corporation now or hereafter serving as such, who was, is or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (including an action by, or in the right of, the Corporation), by reason of the fact that he is or was a Board member, officer, or agent of the Corporation or is or was serving at the request of the Corporation as a Board member, officer or agent of another corporation, partnership, joint venture, trust or other enterprise.

2. Said indemnification shall be against expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the aforementioned individuals in connection with such action, suit or proceeding, including any appeal thereof, if they acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the Corporation.

3. No indemnification shall be made in respect to any claim, issue, or matter as to which such person shall have been adjudged in such action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of his duties to the Corporation, except to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability and in view of all the circumstances of the cases, such person is fairly and reasonably entitled to indemnity for such expenses that such court shall deem proper. Indemnity with respect to any criminal action or proceeding will be provided only when the Board member or officer had no reasonable cause to believe his act was unlawful.

4. The amount paid to any Board member, officer or agent of the Corporation by way of indemnification shall not exceed the actual, reasonable and necessary expenses incurred in connection with the matter involved. The foregoing right of indemnification shall be in addition to but not exclusive of, any other right to which such Board member, or officer of the Corporation may otherwise be entitled by law.

The undersigned, for the purpose of forming a corporation under the laws of the State of West Virginia, does make and file this Articles of Incorporation, and I have accordingly hereto set my hand this 6th day of December, 2000.

/s/ John M. Poma
Incorporator

Prepared by:

John M. Poma, Esq.

P. O. Box 26765

Richmond, Virginia 23261

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